Exhibit 99.1

Channell Provides Updated Financial Guidance

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TEMECULA, CA—(Marketwire - August 7, 2008) - Channell Commercial Corp. (NASDAQ: CHNL), a designer and manufacturer of telecommunications equipment supplied to operators of communications networks worldwide and water harvesting solutions distributed in markets throughout Australia and North America, today announced updated financial guidance for the second quarter of 2008 ended June 30, 2008 and the second half of 2008.

Revenue for the quarter was approximately $27 million compared to prior guidance of $28-29 million. On a GAAP basis, the Company anticipates a loss primarily due to a non-cash intangible assets impairment charge and a deferred tax asset valuation allowance charge, both associated with its BUSHMAN business. In addition, the Company incurred special charges related to downsizing efforts. These charges, in the aggregate, are expected to be in the $6-7 million range. Excluding these items, non-GAAP pro forma loss per basic and diluted share for the second quarter is expected in the $0.16-$0.18 range.

Second Half 2008 Outlook

For the third quarter of fiscal 2008, the Company expects revenues in the $27-$28 million range with non-GAAP pro forma net income per basic and diluted share, excluding special charges, in the $0.00-$0.03 range. The expected improvement over Q2 is principally the result of additional cost reductions. The full benefit of these cost reductions will not be realized until Q4 when the Company expects, on a GAAP basis, a slight loss to break-even on revenues of $25-$26 million. This represents a marked improvement relative to the Q4 losses of the prior three years and it also concludes our strategic plan of reducing annualized costs in 2008 by approximately $8 million.

About Channell

Channell Commercial Corporation is a designer and manufacturer of telecommunications equipment supplied to communications network operators worldwide and water harvesting solutions distributed in markets throughout Australia and North America. Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, fiber-optic cable management systems and polyethylene water storage tanks. Channell’s headquarters and U.S. manufacturing facilities are in Temecula, California. International operations include facilities in Toronto (Canada), London (U.K.) and various locations throughout Australia. Channell’s website is www.channell.com.

Non-GAAP Financial Measures

Non-GAAP pro forma net income (loss) per basic and diluted share is a non-GAAP financial measure, and represents net income (loss) per basic and diluted share, adjusted to exclude certain non-cash and non-recurring items. The Company believes the presentation of non-GAAP financial measures assists investors to better understand the Company’s operating performance. In addition, analyst estimates typically exclude the impact of non-cash and non-recurring items from net income (loss) per basic and diluted share; consequently, the Company believes that the presentation of this non-GAAP financial measure is helpful to investors in their review of information presented by analysts. For a reconciliation of non-GAAP pro forma net income (loss) per basic and diluted share to GAAP net income (loss) per basic and diluted share, for the periods presented, please see the financial tables attached to this press release. This press release and the attached financial information are also available in the investor relations section of the Company’s web site at www.channell.com.

Forward-Looking Statements

This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws. Examples of forward looking statements would include statements about the expected future revenues, expenses and other financial results, and any other statements that are not historical facts. These statements are based on management’s current expectation and are subject to a number of uncertainties and risks. Actual results may differ materially. Important factors that could cause actual results to differ materially from the Company’s estimates or projections contained in the forward-looking statements include, but are not limited to: (1) obsolescence of Company products resulting from technological change, (2) ability to anticipate changes in technology and industry standards in order to successfully develop and introduce new products, (3) dependence on a few customers for a large percentage of sales, (4) dependence on the telecommunications industry to represent a substantial portion of the Company’s total sales, (5) customer demand, (6) material costs and the availability of complementary products, (7) energy costs, (8) integration of acquired businesses, (9) delays in product development, (10) operating leverage, (11) seasonality and fluctuations in operating results and (12) worldwide economic conditions. Such uncertainties are discussed further in the Company’s filings with the Securities and Exchange Commission, which you are encouraged to review in connection with this release.

Channell Commercial Corporation
Reconciliation Tables of GAAP Financial Measures to Non-GAAP Financial
Measures

Reconciliation of GAAP net income (loss) per basic and diluted share estimate to non-GAAP pro forma net income (loss) per basic and diluted share estimate (Unaudited)

	Second Quarter
	2008
	Low	High

Estimated GAAP net income (loss) per basic and diluted share	$(0.91)	$(0.79)

Add:
Estimated intangible asset impairment (non-cash), deferred tax valuation allowance (non-cash), and restructuring charges	$(0.73)	$(0.63)

Estimated non-GAAP net income (loss) per basic and diluted share	$(0.18)	$(0.16)

Reconciliation of GAAP net income per basic and diluted share estimate to non-GAAP pro forma net income (loss) per basic and diluted share estimate (Unaudited)

	Third Quarter
	2008
	Low	High

Estimated GAAP net income (loss) per basic and diluted share	$(0.02)	$0.03

Add:
Estimated restructuring charges	$(0.02)	$(0.00)

Estimated non-GAAP net income (loss) per basic and diluted share	$0.00	$0.03

CONTACT

At the Company:

Michael Perica

Treasurer

951.719.2600